Exhibit 99.1

Heidrick & Struggles Appoints Laszlo Bock to Board of Directors

CHICAGO, April 8, 2020 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced it has appointed Laszlo Bock to its Board of Directors as an independent director, effective April 3, 2020.

Bock is a co-founder and CEO of Humu Inc. and former Senior Vice President of People Operations at Google. As CEO of Humu, Bock is focused on helping Chief Human Resource Officers, as well as other senior executives, unlock the potential of individuals, teams and organization by using AI-driven technology to nudge employees toward better work habits. During his tenure at Google, the company received over 100 awards as an employer of choice and was named the Best Company to Work For more than 30 times around the world. Prior to Google, Bock served in various executive and management consulting roles at General Electric and McKinsey & Company.

“Laszlo is a terrific addition to our Board of Directors,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “Laszlo’s deep experience empowering individuals and teams to drive employee engagement and accelerate company performance will be invaluable. These qualities are critical now more than ever, as companies around the world galvanize their workforces to respond to the ongoing COVID-19 pandemic and steer their organizations through this period of unprecedented change.”

Bock added, “I look forward to working with the Heidrick & Struggles Board as the firm continues to help its employees, clients and candidates adjust and work through the current conditions. Longer-term, I am excited to work with the firm’s senior management as the firm expands its range of executive talent and human capital solutions, and continues to work closely with leaders and organizations globally to build high-performing teams and thriving workplace cultures.”

Bock also is a co-founder of Gretel, Inc. and serves on its Board of Directors.

Heidrick & Struggles also announced today that current Director Gary Knell has notified the Board of Directors that he will not stand for re-election at the firm’s 2020 Annual Meeting of Stockholders.

“I appreciate the opportunity to have served Heidrick & Struggles and its stockholders,” said Knell. “I wish the entire Heidrick & Struggles team all the best in the continued growth and evolution of the firm.”

“I want to personally thank Gary for his contributions and dedication to the Board and to the firm’s management for thirteen years,” said Adam Warby, Chairman of the Board. “Gary has been an invaluable counselor, and for the past nine years, as Chairman of the Nominating and Board Governance Committee, he has played an instrumental role building our Board, including the most recent addition of Laszlo today. On behalf of the entire Heidrick & Struggles team, we extend our gratitude to Gary for everything he has contributed to the firm and wish him great success in his future endeavors.”

About Heidrick & Struggles Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

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Heidrick & Struggles Media Contact:

Nina Chang

nchang@heidrick.com

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